Baja Aqua Farms, S.A.
Statements of Financial Position
As of 6/30/2010
(unaudited)
(in thousands)

Baja
Current assets:
Cash and cash equivalents	$86
Accounts receivable, trade	5,884
Accounts receivable, related party	17
Inventories	15,124
Other current assets	2,019
Total current assets	23,130

Property and equipment, net	3,489
Other assets	416
Total assets	$27,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	1,844
Accounts payable to related parties	5,122
Total current liabilities	6,966

Long term notes payable	-
Total liabilities	6,966

Commitments and contingencies

Stockholders’ equity:
Common stock	33,913
Additional paid-in capital	68
Retained earnings	(13,912)
Accumulated other comprehensive income	-
Total Baja stockholders’ equity	20,069

Total liabilities and stockholders’ equity	$27,035

Baja Aqua Farms S.A. de C.V.
Statements of Operations
Six months ended 6/30/2010 and 6/30/2009
(unaudited)
(in thousands)

	6/30/2010	6/30/2009

Net revenue	$5,106	$7,637
Cost of goods sold	(4,628)	(4,438)

Gross profit	478	3,199

Selling, general and administrative expenses	(5,181)	(1,996)

Operating income (loss)	(4,703)	1,203

Other income (expenses), net	(82)	2,421
Financing cost	(501)	(705)

Income (loss) before provision for income taxes	(5,286)	2,919

Income tax provision	-	-

Net income (loss) from continuing operations	(5,286)	2,919
Net loss from discontinued operations	(144)	(319)

Net income (loss)	$(5,430)	$2,600

Baja Aqua Farms S.A. de C.V.
Statements of Cash Flow
Six months ended  6/30/2010 and 6/30/2009
(unaudited)
(in thousands)

	Six months ended	Six months ended
	June 30, 2010	June 30, 2009

Operating Activities
Net gain / (loss)	$(5,286)	$2,919
Net (loss) from discontinued operations	(144)	(319)
Adjustments to reconcile to net cash used in operating activities:
Depreciation	246	214
Deferred income taxes	(13)	(2)

Changes in assets and liabilities:
Accounts receivable, trade	922	269
Accounts receivable, related parties	(1,087)	(3,721)
Inventories	(2,793)	1,142
Other current assets	(1,438)	(1,180)
Accounts payable, trade	(830)	(8,210)
Accounts payable to related parties	1,693	(7,274)

Net cash from / (used in) operating activities of continuing operations	(8,730)	(16,162)
Net cash from / (used in) operating activities of discontinued operations	(4,893)	6,694
Net cash from / (used in) operating activities	(13,623)	(9,468)

Investing activities
Purchases of property and equipment	(562)	-
Sale of fixed assets	-	454

Net cash from / (used in) investing activities of continuing operations	(562)	454
Net cash from / (used in) investing activities of discontinued operations	23	664
Net cash from / (used in) investing activities	(539)	1,118

Financing activities
Change in common stock due to recapitalization	312	(1,289)
Repayments of note payable to financial institution	(1,381)	1,650

Net cash from / (used in) financing activities of continuing operations	(1,069)	361
Net cash from / (used in) financing activities of discontinued operations	14,648	8,879
Net cash from / (used in) financing activities	13,579	9,240

Subtotal	(583)	890

Cash and cash equivalents at beginning of year	669	66

Cash and cash equivalents at end of period	$86	$956